EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports dated March 2, 2020, relating to the consolidated financial statements of Oppenheimer Holdings Inc., and the effectiveness of Oppenheimer Holdings Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Oppenheimer Holdings Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
October 9, 2020